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Cross Border Resources, Inc.

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Cross Border Files Definitive Consent Revocation Statement

Company recommends shareholders reject Red Mountain's Consent Solicitation by returning a BLUE Consent Revocation card

SAN ANTONIO, April 4, 2012 /PRNewswire/ — Cross Border Resources, Inc. (OTCQX: XBOR) (“Cross Border” or “the Company”), a San Antonio-based oil and gas exploration and production company, today announced that it has filed a definitive consent revocation statement with the Securities and Exchange Commission (“SEC”) urging shareholders to reject the consent solicitation being conducted by Red Mountain Resources, Inc. (“Red Mountain”) seeking to, among other proposals, add six nominees selected by Red Mountain to the Cross Border Board of Directors.

Cross Border recommends that shareholders not take any action on the consent solicitation card sent by Red Mountain, and if they have already done so, revoke their consent by signing and returning the BLUE consent revocation card that Cross Border will begin to mail out to shareholders immediately. Cross Border disputes the validity of the Red Mountain written consent solicitation under Cross Border’s Bylaws and Nevada law. However, the Board has determined to solicit consent revocations out of an abundance of caution in the event a court rules that the Red Mountain consent solicitation is valid.

Cross Border’s management team continues to execute its business strategy and believes it has created significant value for the Company’s shareholders since the Company’s inception, which resulted from the business combination of Doral Energy Corp. and Pure Energy Group on January 3, 2011. The Company asks its shareholders to consider the following facts:

•	As reported in the Company’s 2011 Form 10-K, proved reserves grew to 2.1 million barrels of oil equivalent (“MMBOE”) as of December 31, 2011 with a PV10 for proved reserves of approximately $44.0 million.

•	Average production rate at January 31, 2012 was 500 barrels of oil equivalent per day (“BOED”), an increase of 85% compared to 271 BOED at January 3, 2011. As of year-end 2011, the Company’s daily production mix was approximately 63% oil and liquids.

•	Cross Border has demonstrated its ability to access the capital markets with the successful closing of a $5.4 million common stock and warrant private placement in May 2011.

•	The Company’s borrowing base under its credit facility with Texas Capital Bank, established at $4.0 million on January 31, 2011, was increased to $9.5 million on March 1, 2012.

•	The Company refinanced its 7.5% debentures on March 1, 2012 using its increased capacity under its existing credit facility, thus allowing management the flexibility to access a lower cost of capital.

•	By meeting requisite disclosure and financial qualifications, Cross Border was assigned to the OTCQX market tier, the highest tier of the over-the-counter market, in June 2011.

•	At the end of 2011, 65 proved undeveloped locations remained in the Company’s reserves. During the year, Cross Border participated in the drilling of 16 wells at a capital cost of over $3.6 million, successfully completing 12 of these wells as producers by the end of 2011. As of March 9, 2012, two additional wells have been placed on production, and two wells are being completed. With the anticipated successful completion of the remaining two wells, Cross Border will have enjoyed a 100% success rate in the 2011 drilling program.

“As evidenced by the facts, we continue to realize value for our shareholders,” stated Will Gray, Chairman and CEO of Cross Border. “While we are pleased with Cross Border’s growth in production and reserves since January 2011, we have undertaken a strategic review process to identify alternatives to address the disconnect between the Company’s net asset value and its current share price. If any cash offers or merger opportunities are received, the Board will evaluate all such offers. Management is hopeful that the strategic review process will present opportunities for maximizing value for all shareholders, and in the Board’s view, its actions have been to achieve that and are not and have not been for the purpose of entrenching management or the current Board. Management believes the consent solicitation is detrimental to this strategic review process, as it may be a deterrent to interested parties and consumes significant management time and Cross Border resources. Our current board members, the majority of whom are independent directors, welcome Red Mountain’s participation in our strategic review process and in our upcoming annual meeting, but believe that this hostile attempt to take over our Board is unwarranted.”

The Company also asks that the Company’s shareholders consider the following when deciding whether to support Red Mountain’s attempts to take over the Board:

•	The Board does not believe that Red Mountain has provided an adequate indication as to how its nominees would operate the Company differently from the current Board. It is possible that their intent is to effect a change in the composition of the Board with an aim to, subject to the Dissident Nominees’ fiduciary duties under Nevada law, facilitate a sale of the Company or its assets (in whole or in part) to Red Mountain on terms favorable to Red Mountain. The Board believes you have a right to be advised of Red Mountain’s ultimate intentions with respect to its proposed changes to the Board and the strategic direction of the Company before Red Mountain asks you to consent to a change in the composition of the Board.

•	Five of the six Red Mountain nominees are current officers or directors of Red Mountain. Both Cross Border and Red Mountain are engaged in the business of oil and gas exploration. The Board believes that the Company’s stockholders should have serious concerns as to whether Red Mountain’s nominees would have any conflicts of interest that would preclude them from being in a position to independently evaluate the Company’s business and undertake a review of all of the Company’s strategic options.

•	The Board believes that you should have significant concerns regarding certain allegations made by the National Association of Securities Dealers, Inc. (“NASD”) against Alan W. Barksdale. In 2004 the NASD alleged that Mr. Barksdale solicited an attorney to make contributions to officials of an issuer with which Stephens Inc. was engaging in municipal securities business. Mr. Barksdale was an investment banker of Stephens at the time. Without admitting or denying the allegations, Mr. Barksdale entered into an acceptance, waiver and consent decree that provided for a 30-day suspension from associating with any NASD member and a $5,000 fine.

•	Prior to Red Mountain first filing a preliminary version of its Consent Solicitation Statement with the SEC, Red Mountain had never provided the Company with any nominations for directors, proposals for stockholder resolutions or suggestions for business combinations. Had RMR approached the Company with constructive proposals prior to waging a consent solicitation, the Company would have gladly engaged in productive discussions with RMR.

•	The solicitation itself is consuming time and resources that would be better spent on improving the Company’s business and strategic position, thereby undermining the Company’s implementation of its goal of maximizing stockholder value.

Mr. Gray continued, “We encourage our shareholders to vote against Red Mountain’s proposals and let Cross Border’s current directors complete their strategic alternative review in order to provide shareholder value.”

The Company will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the possible consent solicitation. CROSS BORDER URGES INVESTORS TO READ THE CONSENT REVOCATION STATEMENT FILED WITH THE SEC ON APRIL 2, 2012 (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Cross Border, its directors and certain officers may be deemed to be participants in the solicitation of consent revocations from Cross Border stockholders. Information concerning the interests of Cross Border’s participants in the solicitation is included in the definitive Consent Revocation Statement. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the possible consent solicitation at the SEC's website at http://www.sec.gov and at the Company’s website at http://www.xbres.com.

About Cross Border Resources

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin.

Information about the Company is available on its website, http://www.xbres.com.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, successful completion of development programs on all aforementioned prospects and leases and general economic and business conditions. Additional information risks for the Company can be found in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Investor Relations Contact:

Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 107
jon@redchip.com
http://www.redchip.com

Company Contact:
Cross Border Resources, Inc.
Everett Willard "Will" Gray II
willg@xbres.com

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